    As Filed with the Securities and Exchange Commission on December 8, 1997


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


[X]  Filed by the registrant                                 [ ]  Confidential, For Use of
[ ]  Filed by a party other than the registrant              the Commission Only (as
Check the appropriate box:                                        permitted by Rule
                                                                  14a-6(a)(2))
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          King World Productions, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


--------------------------------------------------------------------------------


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (check the appropriate box):



[X]  No fee required.



[ ]  Fee computed on table below per Exchange Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------


     (5)  Total fee paid:


--------------------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3)  Filing party:

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     (4)  Date filed:

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

                          KING WORLD PRODUCTIONS INC.
                            12400 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 19, 1998


     The Annual Meeting of Stockholders of King World Productions, Inc. ("King World" or the "Company") will be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130, on the 19th day of January, 1998, at 11:30 a.m. (local time), for the following purposes:


          1. to elect two directors to the Company's Board of Directors;

          2. to approve the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock;

          3. to approve the amendment to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan;

          4. to approve certain performance based compensation arrangements under the Company's employment agreement with Mr. Jules Haimovitz;

          5. to vote on a stockholder proposal relating to the declassification of the Company's Board of Directors;

          6. to ratify the selection of Arthur Andersen LLP, independent public accountants, as the auditors for the Company for the fiscal year ending August 31, 1998; and

          7. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 26, 1997 as the record date for the determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          DIANA KING
                                          Corporate Secretary


December 8, 1997

                          KING WORLD PRODUCTIONS, INC.
                                PROXY STATEMENT
                            ------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 19, 1998

                                  INTRODUCTION


     This Proxy Statement is being furnished to stockholders of record of King World Productions, Inc. ("King World" or the "Company") as of November 26, 1997 in connection with the solicitation by the Board of Directors of King World of proxies for the 1998 Annual Meeting of Stockholders to be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130, on January 19, 1998 at 2:00 p.m. (local time), or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is December 8, 1997.



     As of the close of business on November 26, 1997, the Company had outstanding 36,674,303 shares of Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.


     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted FOR the nominees for election as directors named below, FOR the amendment to the Company's Restated Certificate of Incorporation, FOR the amendment to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, FOR the performance based compensation arrangements under Mr. Haimovitz's employment agreement, AGAINST the stockholder proposal, FOR the selection of Arthur Andersen & Co. as the auditors for the Company and, in the discretion of the proxy holders, on any other matters that properly come before the Annual Meeting.


     The vote required for approval of each of the proposals before the stockholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions, where permitted, will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in "street name" for customers have the authority to vote on certain items in the absence of instructions from their customers, the beneficial owners of the shares. Under these rules, brokers that do not receive instructions are entitled to vote on the election of the two nominees for director, the approval of the amendment to the Company's Restated Certificate of Incorporation, the approval of the amendment to the 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, the performance based compensation arrangements with Mr. Haimovitz and the selection of Arthur Andersen LLP as auditors for the Company.


1.  ELECTION OF DIRECTORS


     The Company's Restated Certificate of Incorporation provides for a Board of Directors classified into three classes, as nearly equal in number as possible, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. The entire Board of Directors is comprised of seven directors. Two directors will be elected at the Annual Meeting for terms of three years each and until their respective successors are elected and qualified. The two directors whose terms expire at the 1998 Annual Meeting of Stockholders are Messrs. Ronald S. Konecky and James M. Rupp. Mr. Konecky has served as a director since 1984 and Mr. Rupp since 1986. Each is retiring as a director, effective upon the election of his successor, and the persons named below have been nominated to replace them.


     The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the two nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Stockholders. Proxies will be voted "for" the election of the two nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT THE TWO NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

     The names of the nominees and directors whose terms of office will continue after the Annual Meeting, their principal occupations and the dates since which they have served as directors, are set forth below.

NOMINEES FOR ELECTION AS DIRECTOR


                                                                                       SERVED AS
                                                                                       DIRECTOR
           NAME                               PRINCIPAL OCCUPATION                       SINCE
--------------------------  ---------------------------------------------------------  ---------
Fredric D. Rosen..........  President and Chief Executive Officer, Ticketmaster
                            Group, Inc.                                                     --
Raymond G. Chambers.......  Chairman, Amelior Foundation                                    --

CONTINUING DIRECTORS
Roger King................  Chairman of the Board, King World                             1977
Michael King..............  Vice Chairman and Chief Executive Officer, King World         1973
Richard King..............  Real estate developer                                         1988
Diana King................  Vice President and Corporate Secretary, King World            1976
Joel Chaseman.............  Chairman, Chaseman Enterprises International, Inc.            1990


                   NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director, each director whose term of office will continue after the Annual Meeting, and each other executive officer of King World:


NOMINEES



     Fredric D. Rosen, 54, is President and Chief Executive Officer of Ticketmaster Group, Inc., the leading computerized ticketing service. He served as Chairman of the Board and Chief Executive Officer of Ticketmaster from September 1982 until December 1993, at which time he assumed his current position. Mr. Rosen is also a director of Ticketmaster Group, Inc. and sits on the executive committee or board of several public service organizations.



     Raymond G. Chambers, 55, has been Chairman of the Amelior Foundation for "at risk youth" since 1988 and is Chairman of the Executive Committee of America's Promise-The Alliance for Youth. He is Founding Chairman of the Points of Light Foundation and the READY Foundation and is Co-Chairman of the New Jersey Performing Arts Center and the One to One Partnership/National Mentoring Partnership. Mr. Chambers is also a director of Hollinger International, Inc.


CONTINUING DIRECTORS

     Roger King, 53, has been an executive officer and a director of the Company since 1977 and has served as Chairman of the Board of the Company since August 1984. Roger King's current term as a director will expire in 2000.

     Michael King, 49, has been an executive officer and a director of the Company since 1973. He served as President and Chief Executive Officer of the Company from August 1984 through June 1997 and is currently Vice Chairman and Chief Executive Officer. Mr. King served also as Interim Chief Operating Officer from September 1996 through June 1997. Michael King's current term as a director will expire in 2000.

     Richard King, 56, is a major stockholder of King World and acted as a consultant to the Company from 1984 through the end of the 1996 fiscal year. He is principally engaged in real estate development. Mr. King has served as a director of the Company since 1988. Richard King's current term as a director will expire in 2000.

     Diana King, 47, has been a director of the Company since 1976, has served as Vice President -- Special Projects since March 1984 and as Corporate Secretary of the Company since February 1986. Ms. King's current term as a director will expire in 1999.

     Joel Chaseman, 71, has served as a director since 1990. Mr. Chaseman is currently Chairman of Chaseman Enterprises International, Inc. He was a Vice President of The Washington Post Company from June 1973 until January 1991. From June 1973 until January 1990, Mr. Chaseman also served as Chief Executive Officer of Post-Newsweek Stations, Inc., a subsidiary of The Washington Post Company that operated four television stations. In addition, from March 1988 until January 1990, Mr. Chaseman served as Chairman of Post-Newsweek Stations, Inc. Mr. Chaseman's current term as a director will expire in 1999.

OTHER EXECUTIVE OFFICERS

     King World's executive officers, in addition to Michael King, Roger King and Diana King are as follows:

     Jules Haimovitz, 46, was named President and Chief Operating Officer of King World in June 1997. From April 1993 through June 1997 Mr. Haimovitz served as the President and Chief Executive Officer of ITC Entertainment Group, a world leader in the production and distribution of feature films and television programming, and for the two years prior to his appointment by King World, he oversaw the integration of ITC into Polygram N.V. (which acquired ITC in 1995). Prior to joining ITC, Mr. Haimovitz had served as President and Chief Operating Officer of Spelling Entertainment Group and had previously held senior executive level positions with Aaron Spelling Productions and Viacom International.

     Steven R. Hirsch, 48, was named President of the Company's wholly-owned subsidiary, Camelot Entertainment Sales, Inc., in July 1987. He joined Camelot in February 1984 as Vice President -- Sales.

     Michael Spiessbach, 54, was named President of King World Ventures, a newly formed division of the Company with responsibility for its investment and acquisition program, in September 1996. For the two years prior to joining King World, he had been Chairman of his own consulting firm, Marketing Financial Services International, and for three years prior to that he was the President of Printon Kane International, an affiliate of a broker dealer. Prior to these appointments, he had been President of the entrepreneurial group that established the first private regional satellite system in Asia.

     Robert V. Madden, 49, was named Senior Vice President, Administration, of the Company in September 1996. For more than five years prior to joining the Company, Mr. Madden practiced law in his own law firm.


     Jonathan Birkhahn, 44, joined the Company in 1988 as Vice President, Legal and Business Affairs and was named Vice President, Business Affairs and General Counsel in 1991 and Senior Vice President, Business Affairs and General Counsel in 1993.


     Steven A. LoCascio, 39, was named Senior Vice President and Chief Financial Officer in June 1997. Prior thereto, he had been the Interim Chief Financial Officer since May 1995 and a Vice President of the Company since May 1991. Mr. LoCascio served as Controller since joining the Company in September 1989 until his appointment as Chief Financial Officer.

     Michael King, Roger King, Diana King and Richard King are children of the late Charles and Lucille King, King World's founders.

     During the 1997 fiscal year, the Board of Directors of the Company held six meetings. The only standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The current members of the Audit Committee and the Compensation Committee are Messrs. Chaseman, Konecky and Rupp.


     The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held two meetings in fiscal 1997. The Compensation Committee approves compensation arrangements for the Company's executive officers and administers the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan. The Compensation Committee held three meetings in fiscal 1997.


     Each non-employee director of the Company is entitled to receive an annual fee of $45,000, as well as $1,000 for each meeting of the Board of Directors or any committee thereof attended by such director. In addition, pursuant to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, each non-employee director elected or appointed to fill a full three-year term as a director is automatically granted an option to purchase 5,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock on date of grant. Such options have a term of ten years and vest ratably and on an annual basis over the director's term of office. A non-employee director appointed or elected to serve less than a full three-year term at the time of his or her election or appointment is granted an option having the same terms, but for a number of shares that is proportionate to the number of years or partial years remaining in the directorship to which he is elected or appointed. Currently, Messrs. Chaseman, Konecky, Richard King and Rupp are non-employee directors. Upon election, Messrs. Rosen and Chambers will be non-employee directors.


              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company's knowledge, except for Michael King, Roger King, Diana King and Richard King, the only persons or groups that may be deemed to own beneficially 5% or more of the Company's outstanding Common Stock are the following:


                                                                      SHARES
                                                                   BENEFICIALLY     PERCENT
                          NAME AND ADDRESS                            OWNED         OF CLASS
    -------------------------------------------------------------  ------------     --------
    The Capital Group Companies, Inc.............................  3,431,700(2)       9.3%
      Capital Research and Management Company
      333 South Hope Street
      Los Angeles, CA 90071
    FMR Corp.....................................................  3,371,731(4)       9.2%
      Edward C. Johnson, 3rd
      Abigail P. Johnson
      82 Devonshire Street
      Boston, MA 02109
    Oprah Winfrey................................................  2,050,843(3)       5.3%
      Jeffrey A. Jacobs
      110 North Carpenter Street
      Chicago, IL 60607
    Mellon Bank Corporation......................................  1,876,463(1)       5.1%
      One Mellon Bank Center
      Pittsburgh, PA 15258



                                               (See footnotes on following page)

---------------
(1) As of September 30, 1997.

(2) As of November 17, 1997, according to information furnished to the Company by Capital Research and Management Company.

(3) All such shares are issuable upon the exercise of presently exercisable stock options, except for 843 shares of Common Stock owned by Mr. Jacobs. According to the Schedule 13D filed by such beneficial owners on October 28, 1997, as of such date, Ms. Winfrey was the beneficial owner of 1,845,000 of such shares and Mr. Jacobs was the beneficial owner of 205,843 of such shares. The shares reported for Mr. Jacobs exclude 843 shares owned by his wife.


(4) As of November 24, 1997, according to information furnished by FMR Corp.


                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of November 7, 1997, by (i) each of the Company's directors, (ii) each of the Company's executive officers named in the compensation table below and (iii) the Company's executive officers and directors as a group. Except as otherwise indicated, each nominee named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.


                                                                      NUMBER        PERCENT
                                NAME                                OF SHARES       OF CLASS
    -------------------------------------------------------------  ------------     --------
    Roger King...................................................  2,226,013(1)        5.9%
    Michael King.................................................  2,558,150(2)        6.8%
    Richard King.................................................  1,782,565(3)        4.9%
    Diana King...................................................  1,765,428(4)        4.8%
    Joel Chaseman................................................     27,500(5)           *
    Ronald S. Konecky............................................      7,500(3)           *
    James M. Rupp................................................     18,230(3)           *
    Fredric D. Rosen.............................................            --          --
    Raymond G. Chambers..........................................            --          --
    Jonathan Birkhahn............................................     79,000(6)           *
    Steven R. Hirsch.............................................    102,000(5)           *
    Robert V. Madden.............................................     22,706(7)           *
    Executive officers and directors as a group (13 persons).....  8,639,092(8)       22.4%


---------------
(1) Includes 840,000 shares issuable upon exercise of currently exercisable stock options, and excludes 5,750 shares held by Mrs. Roger King.

(2) Includes 840,000 shares issuable upon exercise of currently exercisable stock options.

(3) Includes 5,000 shares issuable upon the exercise of currently exercisable stock options.

(4) Includes 60,000 shares held by a charitable foundation of which Ms. King is a director. Ms. King disclaims beneficial ownership of such shares and shares voting right with respect to such shares with the other directors of the foundation.

(5) Shares issuable upon exercise of currently exercisable stock options.

(6) Includes 73,000 shares issuable upon the exercise of currently exercisable stock options.


(7) Includes 20,000 shares issuable upon the exercise of currently exercisable stock options. Also includes 1,035 shares held in Mr. Madden's IRA account, 997 shares held in his wife's IRA account and an aggregate 404 shares held in two trust accounts for the benefit of Mr. Madden's minor daughters. Mr. Madden disclaims beneficial ownership of the shares held by such trusts and by his wife.


(8) Includes an aggregate 1,967,500 shares issuable upon exercise of currently exercisable stock options.

 *  Less than 1%.

                              CERTAIN TRANSACTIONS


     Robert King has served as Senior Vice President -- Strategic Planning/Acquisitions of the Company since April 1994. Mr. King has an employment agreement with the Company that provides for salary compensation at the rate of $400,000 per annum through the year 2000, and an option under the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan to purchase 100,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on April 22, 1994 ($34.25), the date of his employment agreement. Mr. King's right to exercise such option is subject to vesting over an approximately five-year period (at the rate of 20% per year for the first three years and 40% in August 1998). In fiscal year 1997, Mr. King received $400,000 in compensation from the Company. Prior to assuming his current position, Mr. King had been employed by the Company since December 1991, assisting in strategic planning, and received salary compensation at the rate of $400,000 per annum. Mr. King had formerly served as President of television distribution for Orion Pictures, Coca Cola Telecommunications and Columbia Pictures Television. He was President and a director of the Company from 1973 until March 1984. Mr. King is a brother of Michael, Roger, Diana and Richard King.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in the fiscal year ended August 31, 1997 were timely filed, except that Mr. Haimovitz filed one report late.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information as to the Chief Executive Officer and the four other highest paid executive officers of the Company for the fiscal years ended August 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                 -------------------------
                                                                                    AWARDS
                                                                                 ------------    PAYOUTS
                                                 ANNUAL COMPENSATION                 (g)        ----------
                                        --------------------------------------    SECURITIES       (h)             (i)
              (a)                                                     (e)         UNDERLYING       LTIP         ALL OTHER
            NAME AND              (b)       (c)          (d)      OTHER ANNUAL   OPTIONS/SARS    PAYOUTS       COMPENSATION
       PRINCIPAL POSITION        YEAR   SALARY ($)    BONUS ($)   COMPENSATION       (#)           ($)             ($)
-------------------------------- -----  -----------  -----------  ------------   ------------   ----------     ------------
Michael King
  Vice Chairman and               1997  $ 1,200,000  $ 2,835,000       --                 --            --       $ 11,619(2)
  Chief Executive Officer.......  1996  $ 1,100,000  $ 5,627,000       --        1,500,000/0            --       $159,000(3)(2)
                                  1995  $ 1,050,000  $ 1,760,000       --                 --    $4,228,000(1)    $  9,000(2)
Roger King
  Chairman of the Board.........  1997  $ 1,200,000  $ 2,835,000       --                 --            --       $ 11,619(2)
                                  1996  $ 1,100,000  $ 5,627,000       --        1,500,000/0            --       $ 69,000(4)(2)
                                  1995  $ 1,050,000  $ 1,760,000       --                 --    $4,228,000(1)    $  9,000(2)
Steven R. Hirsch
  President, Camelot              1997  $   500,000  $   320,000       --          150,000/0            --       $ 11,619(2)
  Entertainment Sales, Inc. ....  1996  $   475,000  $   249,000       --                 --            --       $  9,000(2)
                                  1995  $   450,000  $   280,000       --                 --            --       $  9,000(2)
Robert V. Madden
  Senior Vice President,          1997  $   400,000  $    50,000       --          100,000/0            --             --
  Administration................  1996           --           --       --                 --            --             --
                                  1995           --           --       --                 --            --
Jonathan Birkhahn
  Senior Vice President,          1997  $   340,000  $    40,000       --           75,000/0            --       $ 11,619(2)
  Business Affairs and            1996  $   300,000  $    25,000       --                 --            --       $  9,000(2)
  General Counsel...............  1995  $   285,000  $    25,000       --                 --            --       $  9,000(2)

---------------

(1) Represents the payout of 100,000 of the phantom stock units which were redeemed on May 31, 1995. The phantom stock units were granted under employment agreements that were entered into on December 21, 1993 and terminated on August 31, 1995. All of the unredeemed phantom stock units expired on August 31, 1995.

(2) Represents Company contributions to the King World Productions, Inc. Retirement Savings Plan.

(3) Represents a $150,000 annual premium for life and disability insurance coverage for which the Company is obligated to reimburse Michael King pursuant to his Employment Agreement. See "Employment Agreements -- Michael King and Roger King".

(4) Represents a $60,000 annual premium for life and disability insurance coverage for which the Company is obligated to reimburse Roger King pursuant to his Employment Agreement. See "Employment Agreements -- Michael King and Roger King".

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options to the named executive officers during the fiscal year ended August 31, 1997:


                                    INDIVIDUAL GRANTS
                              ------------------------------                            POTENTIAL REALIZABLE
                                               PERCENT OF                                 VALUE AT ASSUMED
                              NUMBER OF           TOTAL                                 ANNUAL RATES OF STOCK
                              SECURITIES         OPTIONS                               PRICE APPRECIATION FOR
                              UNDERLYING         GRANTED       EXERCISE                      OPTION TERM
                               OPTIONS        TO EMPLOYEES      PRICE     EXPIRATION   -----------------------
            NAME               GRANTED       IN FISCAL YEAR     ($/SH)       DATE        5% ($)      10% ($)
             (a)                 (b)               (c)           (d)         (e)          (f)          (g)
----------------------------- ----------     ---------------   --------   ----------   ----------   ----------
Michael King.................        --              --             --          --             --           --
Roger King...................        --              --             --          --             --           --
Steven R. Hirsch.............   150,000(1)        10.15%        $34.75      9/3/06     $1,440,110   $3,182,283
Robert V. Madden.............   100,000(2)         6.77%        $34.75      9/3/06     $  960,073   $2,121,522
Jonathan Birkhahn............    75,000(3)         5.08%        $34.75      9/3/06     $  720,055   $1,591,142


---------------

(1) See "Employment Agreements -- Steven R. Hirsch".


(2) See "Employment Agreements -- Robert V. Madden".

(3) See "Employment Agreements -- Jonathan Birkhahn".

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended August 31, 1997 and the value of outstanding options held by such executive officers as of August 31, 1997:


                                                                          (d)
                                                                   -----------------           (e)
                                        (b)                            NUMBER OF       --------------------
                                    -----------                    SECURITIES UNDER-   VALUE OF UNEXERCISED
                                      NUMBER                       LYING UNEXERCISED       IN-THE-MONEY
                                     OF SHARES                        OPTIONS AT             OPTIONS
                (a)                  ACQUIRED          (c)          FISCAL YEAR END     AT FISCAL YEAR END
----------------------------------- ON EXERCISE   --------------     EXERCISABLE/          EXERCISABLE/
               NAME                 OF OPTIONS    VALUE REALIZED     UNEXERCISABLE        UNEXERCISABLE
----------------------------------- -----------   --------------   -----------------   --------------------
Michael King.......................     --        --                 840,000/900,000    $6,618,300/$225,000
Roger King.........................     --        --                 840,000/900,000    $6,618,300/$225,000
Steven R. Hirsch...................     --        --                 102,000/160,000     $ 489,540/$635,000
Robert V. Madden...................     --        --                   20,000/80,000     $ 100,000/$400,000
Jonathan Birkhahn..................     --        --                   73,000/86,000     $ 717,050/$467,900


     The market value of the Company's Common Stock as of the close of business on August 31, 1997, as reflected by the closing price of the Common Stock on the NYSE, was $39 3/4 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the executive officers named in the table above. The following describes those employment agreements.

  Michael King and Roger King

     In December 1995, the Company entered into employment agreements with Michael King and Roger King, the Company's Chief Executive Officer and then President (now Vice Chairman), and its Chairman of the Board, respectively. The agreements provide for the employment of each of Michael and Roger King by the Company from December 1, 1995 through August 31, 2000, at a base salary in the Company's 1997 fiscal year for each of the two executive officers of $1,200,000, with an increase of $100,000 in each subsequent fiscal year.

     In addition, the employment agreements provide for a "Net Income Bonus" for each of Michael and Roger King equal to 1.5% of the Company's first $50,000,000, 2.0% of the next $50,000,000 and 2.5% of the excess over $100,000,000, of the Company's Modified Consolidated Net Income. The bonus is determined and paid for each full fiscal year of the Company ending on or prior to August 31, 2000 (unless the employment agreements are earlier terminated).

     For the purpose of determining the Net Income Bonus, "Modified Consolidated Net Income" means the net income of King World and its consolidated subsidiaries after taxes but before extraordinary items, except that, to the extent that any revenues and expenses are includable in "New Show Profits" for purposes of determining the "New Show Profits Bonus" for any fiscal period (as described below), they will be excluded in the determination of the Net Income Bonus for such fiscal period (whether or not a New Show Profits Bonus is in fact payable with respect to such fiscal period).

     At the end of each fiscal quarter of each fiscal year during the term of the employment agreements, the Compensation Committee causes the Modified Consolidated Net Income and the Net Income Bonus payable through the end of such fiscal quarter to be determined. To the extent that the amount of the Net Income Bonus payable through the end of such fiscal quarter exceeds the sum of all Net Income Bonus payments theretofore made to Michael King or Roger King, as the case may be, in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates, the excess will be paid to such executive as soon as practicable after such determination is made; and to the extent that the amount of all payments theretofore made to Michael King or Roger King, as the case may be, in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates exceeds the amount of the Net Income Bonus payable to such executive through the end of such fiscal quarter, such executive must repay such excess to the Company promptly after such determination is made. To the extent that either Michael King or Roger King is required to repay any such amount to the Company, and he does not do so promptly, the Company may set off or deduct such amount from any sum owed to him by the Company under his employment agreement. The fact that the Company cannot or does not make such set-offs or deductions will not relieve Michael or Roger King, as the case may be, of any liability for the repayment of any amounts owed by him to the Company.

     The Company made a $2,000,000 bonus payment to each of Michael and Roger King under the terms of their respective employment agreements upon their execution thereof. If either Michael or Roger King terminates his employment with the Company on his own initiative prior to September 1, 1998, he must promptly repay a portion of the bonus equal to the product of $2,000,000 and a fraction, the numerator of which is the number of months prior to September 1, 1998 following such termination (and including the month in which such termination occurred) and the denominator of which is 36.

     In addition, under their respective employment agreements, Michael King and Roger King are each entitled to a "New Series Bonus" of $750,000 for each new each first-run "strip" (i.e., Monday through Friday) syndicated series (each a "New Series") that (i) is developed, or the distribution rights to which are acquired, by King World during the term of the employment agreements, (ii) premieres in a television season that commences after the 1995-1996 television season but before eighteen months after the termination of the employment agreements, (iii) is produced, co-produced or distributed by King World and (iv) is cleared over the course of any such season in domestic television markets covering at least 70% of the domestic television viewing households, based on Nielsen ratings. The New Series Bonus will be payable, if at all, only one time with respect to each New Series, no matter during how many television seasons such New Series is aired. A New Series Bonus will be payable if the criteria set forth above are satisfied, even if the New Series is canceled during the television season in which it has been cleared in 70% of the domestic television viewing households.

     The employment agreements of Michael and Roger King also provide that the Company shall pay each of Michael and Roger King a "New Show Profits Bonus" for each new show (including, but not limited to, each show as to which a New Series Bonus has been paid, if any) that is developed, or the distribution rights to which are acquired, by King World during the term of the employment agreements, premieres before eighteen months after the termination of the employment agreements, and is produced, co-produced or distributed by King World (each, a "New Show"). The New Show Profits Bonus payable to Michael and

Roger King with respect to any New Show for any fiscal year of the Company shall equal the excess, if any, of (i) 5% of the excess of the cumulative revenues derived by the Company from such New Show (and from any and all ancillary rights derived from such New Show, including merchandising, theatrical and other commercial rights) through the end of the fiscal year for which the determination is being made over the cumulative production and development costs, including producers' fees, direct selling, marketing, promotional and other distribution expenses, all third-party participations and other payments, and all other direct out-of-pocket costs, in all cases to the extent attributable to the New Show; over (ii) all payments of the New Show Profits Bonus made with respect to such New Show for all prior fiscal years, provided that the payment of a New Series Bonus with respect to such New Show (if any) will be treated as an expense of such New Show but will not be an offset against the New Show Profits Bonus. Any New Show Profits Bonus owed to Michael or Roger King for any fiscal year will be paid as soon as practicable after such audited financial statements for such fiscal year become available. The New Show Profits Bonus for any New Show will be payable by the Company only for so long as the Company or any of its consolidated subsidiaries derives any revenues from the New Show, but the Company's profit realized upon any direct or indirect disposition of a New Show will be subject to the New Show Profits Bonus. After termination of Michael King's or Roger King's employment, the New Show Profits Bonus will continue to be payable to such executive, but only with respect to New Shows that were developed or produced primarily by the Company, unless the former executive engages in certain specified competitive activities prior to August 31, 2000.

     The employment agreements also provide for a "Supplemental Bonus" to be paid to each of Michael and Roger King each year of their respective employment agreements, provided that the Compensation Committee determines that the average daily closing price of the Common Stock for such fiscal year (the "Average Yearly Price") exceeded $38.00. In no event may the total of all Supplemental Bonus payments to either executive over the five year terms of their respective employment agreements exceed $2.55 million.

     If the Average Yearly Price for any such fiscal year equals or exceeds $39.50, the fair market value of the Common Stock on December 20, 1995 (the date the employment agreements were executed), the Supplemental Bonuses for such fiscal year shall for each executive be equal to 1.0% of the Company's Modified Consolidated Net Income for such fiscal year. If such Average Yearly Price exceeds $38.00 but is less than $39.50, the Supplemental Bonuses for such year shall for each executive be equal to 1.0% of Modified Consolidated Net Income for such year multiplied by a fraction, the numerator of which is the excess of such Average Yearly Price over $38.00, and the denominator of which is $1.50.

     The full amount by which any Supplemental Bonus payments were so reduced below 1.0% of Modified Consolidated Net Income for any fiscal year (after taxes but before extraordinary items) will be payable if and only if the Average Yearly Price for any subsequent fiscal year within the term of their respective employment agreements equals or exceeds $39.50. A portion of the amount by which any Supplemental Bonus payment was so reduced shall be payable to Michael or Roger King, as applicable, if the Average Yearly Price for any subsequent fiscal year or years during the term of their respective employment agreements is less than $39.50 but greater than the Average Yearly Price for the year in which such reduction was made, and the portion of such reduction that shall be payable in such fiscal year shall be equal to the full amount of such reduction (or the portion thereof that was not previously recouped), multiplied by a fraction, the numerator of which is the excess of the Average Yearly Price for such subsequent year over the Average Yearly Price for the year in which such reduction was made and the denominator of which is the excess of $39.50 over the Average Yearly Price for the year in which such reduction was made. To the extent that a partial recoupment is made in a subsequent fiscal year, any amounts not recouped by Michael or Roger King under the foregoing formula will remain available for recoupment in subsequent years during the term of their respective employment agreements. Any amounts not recouped by Michael or Roger King on or prior to the making of the Supplemental Bonus payment in respect of the fiscal year ending August 31, 2000 will no longer be subject to recoupment and will not be paid.

     In accordance with their employment agreements, each of Michael and Roger King has also been granted a non-qualified stock option to purchase 1,500,000 shares of Common Stock. The options vest at the rate of 20% per year on the last day of each of the Company's 1996 through 2000 fiscal years (subject to the conditions described below, except as otherwise noted). The exercise price of such options is $39.50 per share, the fair market value on the date the employment agreements of Michael and Roger King were executed and the options were granted. Each such option has a term of ten years.

     In the event that either Michael King's or Roger King's full-time employment with the Company is terminated prior to the end of the term of his employment agreement, other than after a "Change of Control" or on account of his death, disability or incapacity, he will be entitled to exercise his option with respect to all shares of Common Stock subject thereto which had vested as of the date of such termination during the one-month period commencing on the date his employment so terminated. In the event that either Michael King's or Roger King's full-time employment with the Company terminates on account of his death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue code of 1986, as amended (the "Code")), he (or his heirs, administrators or legal representatives) will be entitled to exercise his option during the one-year period commencing as of the date his employment so terminated to the extent the option was vested at the time of his death or disability. In the event that either Michael King's or Roger King's full-time employment with the Company is terminated after a "Change in Control", all shares subject to his option that were not then vested will immediately vest, and he will be entitled to exercise such option during the one-year period commencing as of the date his employment so terminated.

     For this purpose, a "Change in Control" means the occurrence of any one of the following events: (i) a majority of the Board of Directors of the Company consists of individuals other than "Incumbent Directors", which term means the members of the Board of Directors on December 20, 1995, provided, that any person becoming a director subsequent to such date whose election or nomination for election was approved by at least two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (ii) the Company, without the approval of Michael or Roger King, as applicable, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (iii) all or substantially all of the assets or business of the Company and its consolidated subsidiaries are disposed of pursuant to a merger, consolidation, reorganization, share exchange or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation, reorganization, share exchange or other transaction, beneficially own, directly or indirectly, more than 50% of all the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

     During the term of the employment agreements, the Company is also obligated to provide Michael and Roger King with life insurance coverage, each in the face amount of $15,000,000, and disability insurance, if such coverage is available at standard rates, upon terms to be agreed upon by the executives and the Company.

  Steven R. Hirsch

     Mr. Hirsch serves as the President of Camelot Entertainment Sales, Inc., the wholly-owned barter advertising subsidiary of the Company, under an employment agreement having a term that commenced on September 1, 1996 and ends on August 31, 1999, with an option for the Company to extend the term an additional two years, and provides for a base salary of $500,000 per year in the first year, $525,000 in the second year, $550,000 in the third year and $600,000 in each year the Company exercises its option to extend the agreement. In each of the Company's fiscal years under the agreement, Mr. Hirsch is also entitled to an annual cash bonus equal to 1% of Camelot's net revenues (not to exceed $200,000 in any of the first three years of the agreement or $250,000 during either year the Company exercises its option to extend the agreement), and a supplemental cash bonus (not to exceed $150,000 per year or $250,000 over the term of his employment agreement), subject to the satisfaction of an S&P return on equity performance condition. Mr. Hirsch's supplemental cash bonus is fully payable for any year during the term of his employment agreement only if the Average Yearly Price is greater than or equal to $38.875. To the extent that the Average Yearly Price is less than $38.875 in any such year, the supplemental cash bonus payable to Mr. Hirsch is reduced by multiplying the full amount of the supplemental cash bonus otherwise payable by a fraction, the numerator of which is the excess, if any, of the Average Yearly Price over Mr. Hirsch's "Base Price" ($32.625) and the denominator of which is the excess, if any, of $38.875 over his Base Price. No supplemental bonus is payable if the Average Yearly Price is less than his Base Price.

     In addition, pursuant to the terms of his employment agreement, Mr. Hirsch has been granted a non-qualified stock option to purchase 150,000 shares of Common Stock, pursuant to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan at an exercise price equal to $34.75, the closing price of the Common Stock on September 3, 1996, the date of grant. 20% of the shares subject to such options will vest on each of August 31, 1997, August 31, 1998 and August 31, 1999, and the remainder will vest on August 31, 2001, subject to Mr. Hirsch's continued employment with the Company on that date. The term of such option is ten years. If Mr. Hirsch ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of such option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent that it was exercisable on the date his employment ceased, except that if his employment ceased by reason of his death or disability (within the meaning of sec. 22(e)(3) of the Code), such one month period will instead be the one year period following the cessation of his full-time employment.

  Robert V. Madden

     Mr. Madden serves as the Senior Vice President -- Administration of King World under an employment agreement having an initial term of one year, commencing on September 1, 1996, and four successive, dependent one-year extension options that are exercisable at the election of the Company. The agreement provides for salary compensation at a rate of $400,000 per year.

     In addition, Mr. Madden has been granted a non-qualified stock option to purchase 100,000 shares of Common Stock, pursuant to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, at an exercise price equal to $34.75, the closing price of the Common Stock on September 3, 1996, the date of grant. 20% of the shares subject to such option will vest on each of August 31, 1997, August 31, 1998 and August 31, 1999, and the remainder will vest on August 31, 2001, subject to Mr. Madden's continued employment with the Company on that date. The term of such option is ten years. If Mr. Madden ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of such option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent that it was exercisable on the date his employment ceased, except that if his employment ceased by reason of his death or disability (within the meaning of sec. 22(e)(3) of the Code), such one month period will instead be the one year period following the cessation of his full-time employment. Pursuant to the agreement, Mr. Madden is permitted to devote up to 20% of his business time to other pursuits, including the private practice of law, provided, however, that such other pursuits do not, in the reasonable judgement of the Board of Directors of the Company, conflict with his duties and responsibilities to the Company.

  Jonathan Birkhahn

     Mr. Birkhahn serves as Senior Vice President, Business Affairs and General Counsel of King World under an employment agreement having a term that commenced on September 1, 1996 and ends on August 31, 2000, with an option for the Company to extend the term an additional year, and provides for salary compensation at the rate of $340,000 per year in the first year, $360,000 in the second year, $380,000 in the third year and $400,000 in the fourth year. If the Company exercises its option to extend the agreement for an additional year, Mr. Birkhahn's salary compensation will be at the rate of $425,000 for such year. In addition, pursuant to the terms of the employment agreement, Mr. Birkhahn has been granted a non-qualified stock option to purchase 75,000 shares of Common Stock pursuant to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan at an exercise price equal to $34.75, the closing price of the Common Stock on September 3, 1996, the date of grant. 20% of the shares subject to such option will vest on each of August 31, 1997, August 31, 1998 and August 31, 1999, and the remainder will vest on August 31, 2001, subject to Mr. Birkhahn's continued employment with the Company on that date. The term of such option is ten years. If Mr. Birkhahn ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of such option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent that it was exercisable on the date his employment ceased, except that if his employment ceased by reason of his death or disability (within the meaning of Section 22(e)(3) of the Code), such one month period will instead be the one year period following the cessation of his full-time employment.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During fiscal 1997, the members of the Compensation Committee of the Board of Directors were Messrs. Chaseman, Konecky and Rupp. The Compensation Committee was constituted in July 1993 and recommends compensation arrangements for the Company's executive officers. Since January 1994, the members of the Compensation Committee also have been responsible for determining the timing, amount, exercise price and other terms of options granted under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan.

     The Company's executive compensation program is structured to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

     - designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of stockholders;

     - providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

     - linking compensation to elements that affect short- and long-term stock price performance.

     The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives, to achieve its compensation goals.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     For the 1997 fiscal year, the Company paid its executives and employees several forms of compensation designed to motivate and reward executive performance while aligning executive and shareholder interests. The primary components of executive compensation in the 1997 fiscal year were salary, performance-based compensation and stock options.

  Salary

     The salary levels of the Company's executive officers are intended to reflect the duties and levels of responsibility inherent in the positions in question. Comparisons of the salaries paid by other companies in the television syndication industry and related industries to executives holding comparable positions are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, his or her relevant experience and the importance to the Company of his or her expected contribution are also considered in establishing salaries.

     During fiscal 1997, the executives named in the table above earned approximately $3.6 million, or approximately 37%, of their total cash compensation, in the form of salary compensation. The remaining 63% was earned pursuant to performance-based cash bonus arrangements.

  Performance-Based Compensation

     Net Income and Profit Bonuses. Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer and are generally fixed by contract. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, as measured by net income in the fiscal year, and individual performance.

     Certain of the Company's executive officers have a direct participation in the Company's net income or the profits of a particular part of the Company's business, depending on the executive's particular responsibilities. (The Company has similar profit sharing arrangements with independent producers of the Company's programming.) In some cases, executive officers have been awarded supplemental cash bonuses with maximum dollar limits, the payout of which varies depending on the average price of the Common Stock relative to a negotiated base level.

     Generally, the payment of cash bonuses is subject to performance conditions designed to align the interests of the Company's executive officers with those of its stockholders by ensuring that the amount of the bonuses paid to the Company's executive officers is dependent upon the Company's achieving certain performance conditions.

     The Company has favored net income bonuses and profit participations, as well as bonuses that vary with stock performance or are payable only if new television series are developed and successfully launched in syndication, because it believes that they encourage executives to work harder and afford executives a direct pecuniary interest in the portion of the Company's business for which they are responsible. It is the Committee's understanding that net income and profit participations are commonly employed in the television syndication and related entertainment industries to encourage performance of talent and executive personnel; indeed, such arrangements have been a feature of the Company's compensation arrangements with its senior executives for the past several years.

     In fiscal 1997, the persons named in the Summary Compensation Table above earned approximately $6.1 million in cash bonus compensation, of which approximately $5.7 million was paid pursuant to the net income bonuses of Michael King and Roger King, and approximately $120,000 was paid pursuant to the supplemental bonus arrangement with Steven R. Hirsch, the President of Camelot, King World's barter advertising subsidiary. Mr. Hirsch was also paid $200,000 pursuant to a cash bonus based upon the net revenues of Camelot Entertainment Sales, Inc., the wholly-owned barter subsidiary of the Company. Robert V. Madden, King World's Senior Vice President in charge of administration, and Jonathan Birkhahn, a Senior Vice President in charge of business and legal affairs, were paid discretionary cash bonuses of $50,000 and $40,000, respectively.

     New Show and New Series Bonuses. The Company's Chairman of the Board of Directors and its Vice Chairman and Chief Executive Officer also have arrangements for bonuses to be paid upon the development or distribution of certain new shows and series. These bonuses are designed to encourage the continued development of new programming by the Company and are dependent upon the success of such programming.

  Equity-Related Incentives.

     The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. (To date, no mid-term grants have been made.) Stock options granted to executive officers are generally long-term (10 years) and vest over a five-year period in most cases. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual awards for executives and employees, other than the Company's Chairman of the Board of Directors and its Vice Chairman and Chief Executive Officer, are initially proposed by the Company's senior management. The ultimate size of each award is made by the Compensation Committee, and the size of an award reflects the Committee's judgment as to the extent to which the executive can contribute to the Company's performance. With respect to this component of compensation, the focus is not on rewarding an executive for his or her current or past contributions, but rather on the impact the executive is expected to have on the Company's future performance.

     During fiscal 1997, stock options were granted to three of the named executive officers, Messrs. Hirsch, Madden and Birkhahn, whose employment agreements commenced at the beginning of the 1997 fiscal year. The option grants were for 150,000, 100,000 and 75,000 shares of Common Stock, respectively, had exercise prices of $34.75, the fair market value of the Common Stock on the date of grant, and contain the Company's standard five year vesting provisions.

CHAIRMAN OF THE BOARD OF DIRECTORS AND VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Compensation arrangements for the Company's Chairman of the Board of Directors, Roger King, and its Vice Chairman and Chief Executive Officer, Michael King, for the 1997 fiscal year were governed by the employment agreements entered into by the Company and such executives during fiscal 1996. The employment agreements provide for the payment of higher levels of compensation than previous arrangements. In negotiating and approving the terms of the agreements, the Committee considered proposals submitted by the executives, and its approval of the overall compensation packages was influenced primarily by the success of the Company's distribution and production operations over the past several years and the unique contribution of these two executives to the Company's long- and short-term profitability, including the Company's ability to obtain new distribution properties, to develop and produce new programming and to successfully distribute new and existing programming. During the course of its negotiations with the executives, the Committee considered the previous levels of compensation paid to Messrs. King as well as compensatory benefits paid to the chief executive officers and chairmen of other companies in the television syndication and related entertainment industries whose profitability was similar to that of the Company. The Committee also engaged an independent compensation consultant.

     The employment agreements provided for each of Michael and Roger King to receive a base salary in the Company's 1997 fiscal year of $1.2 million, an increase of 9% over the salary of each for the Company's 1996 fiscal year. Under the terms of their respective employment agreements, each of Michael and Roger King will receive a salary increase of $100,000 in each subsequent fiscal year over the balance of the five-year term of such employment agreement.

     Each of the employment agreements between the Company and Michael King and Roger King provide for several forms of performance-based bonus compensation. Under the agreements, Michael King, who is in charge of the Company's overall programming acquisition, development and production activities, and Roger King, the head of the Company's sales department, are each entitled to a cash bonus in the form of a percentage of the Company's net income (after taxes but before extraordinary items) ranging from 1.5 to 2.5%, depending on the level of such net income. Each of Michael and Roger King earned approximately $2.8 million in payment of such bonus in respect of fiscal year 1997, compared to $2.6 million earned in fiscal 1996. (A portion of the net income bonus for fiscal 1996 was based on a lower net profits bonus rate that had been in effect prior to the effective date of the December 20, 1995 employment agreements.) Each of the employment agreements also provides for the payment of a "Supplemental Bonus" for each year that the average daily closing price of the Common Stock of the Company exceeds $38, with an additional bonus paid each year such price exceeds $39.50. Because the average daily closing price of the Common Stock did not exceed the threshold Common Stock price in fiscal 1997, no supplemental bonus was paid to either of them with respect to fiscal 1997. Each of Michael and Roger King had received a Supplemental Bonus of approximately $1,063,000 for fiscal 1996.

     The employment agreements of each of Michael King and Roger King include a "New Series Bonus" of $750,000 for each new first-run "strip" (i.e.,
Monday - Friday) syndicated series that premieres in a television season that commences after the 1995 - 1996 television season and that is cleared in any such season in domestic television markets covering at least 70% of the domestic television viewing households. No New Series Bonus was paid to either Michael King or Roger King in fiscal 1997 or 1996 as no new series of the Company debuted in either year.

     The employment agreements of each of Michael King and Roger King also include a "New Show Profits Bonus" based on the revenues generated by each new show that is developed, or the distribution rights to which are acquired, by the Company during the term of the employment agreements and that is produced, co-produced or distributed by King World. No New Show Profits Bonus was paid to either Michael King or Roger King in fiscal 1997 or 1996 as no new qualifying series were introduced by the Company during such periods.


     Overall, the cash bonus compensation earned by Michael and Roger King in fiscal 1997 was 50% less than that earned in fiscal 1996. The difference reflects a one-time payment of $2 million to each of them in connection with the fiscal 1996 renewal of their employment agreements, as well as the impact in fiscal 1997 of the generally lower average price of the Common Stock, to which certain of their performance bonuses are tied.


  Long Term Equity Incentives

     In fiscal 1996, at the time their current employment agreements were entered into, the Company issued to each of Michael and Roger King a non-qualified stock option to purchase 1,500,000 shares of Common Stock. The options vest at the rate of 20% per year on the last day of each of the Company's 1996 through 2000 fiscal years (subject to certain conditions). The exercise price of such options is $39.50 per share, the fair market value on the date the employment agreements of Michael and Roger King were executed and the options were granted. Each such option has a term of ten years.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally limits the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and to each of its four highest paid executive officers, other than the Chief Executive Officer, to $1 million, to the extent that such compensation is not "performance based compensation" within the meaning of sec. 162(m). Accordingly, in structuring the Company's compensation arrangements with its Chairman of the Board, its Vice Chairman and Chief Executive Officer and its other highly paid executive officers, the Committee attempted to design incentive formulas that may qualify as "performance based compensation" in order to decrease the after-tax cost of such arrangements to the Company. However, there can be no assurance that the various incentive and performance related elements of the Company's compensation arrangements with its five highest paid executive officers will in fact qualify as "performance based compensation" under sec. 162(m) of the Code or that the tax deductibility of compensation paid pursuant thereto will not in fact be limited by the $1 million statutory cap on deductible executive compensation.

                                          Joel Chaseman
                                          Ronald S. Konecky
                                          James M. Rupp

                            STOCK PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder returns, over the periods presented, on the Company's Common Stock, the Standard & Poor's Composite Index of 500 Stocks and the capital stocks of a representative group of companies(1) whose operations include television programming. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100.


     As indicated in the charts, the market price of the Company's Common Stock (adjusted for stock splits and dividends) has increased from $1.11 in December 1984, the time of the Company's initial public offering of Common Stock, to $24 5/8 on August 31, 1992 and $39 3/4 on August 31, 1997. This represents stock price appreciation of almost 3500% since the initial public offering and 61% over the Company's last five fiscal years. As of November 18, 1997, the closing price of the Common Stock was $54 7/8.



FIVE YEAR CUMULATIVE TOTAL RETURNS



                                                             KING WORLD     S&P 500     PEER GROUP

"8/31/92"                                                        100          100           100

"8/31/93"                                                        151          115           161

"8/31/94"                                                        153          121           138

"8/31/95"                                                        154          148           171

"8/31/96"                                                        143          176           129

"8/31/97"                                                        171          248           171

---------------

(1) In calculating the returns for August 31, 1996 and 1997, the peer group of companies includes the following: All American Communications, dick clark productions, Kushner-Locke, Spelling Entertainment (for fiscal 1996 only), Time-Warner, Inc., Tribune Co. and Viacom, Inc. For the group returns calculated prior to August 31, 1996, Samuel Goldwyn Company and Multimedia were also included in the peer group. For group returns calculated on and prior to August 31, 1993, Paramount Communications, Pathe Communications and RHI Communications were included in the peer group, but Viacom, Inc. was not included.

CUMULATIVE TOTAL RETURNS SINCE THE COMPANY'S INITIAL PUBLIC OFFERING



                                                             KING WORLD     S&P 500     PEER GROUP
"12/5/84"                                                        100           100          100
"8/31/85"                                                        425           119          146
"8/31/86"                                                        936           166          184
"8/31/87"                                                       1814           229          247
"8/31/88"                                                       1291           183          218
"8/31/89"                                                       1987           255          351
"8/31/90"                                                       1802           242          217
"8/31/91"                                                       2523           308          289
"8/31/92"                                                       2219           332          301
"8/31/93"                                                       3345           382          474
"8/31/94"                                                       3401           403          408
"8/31/95"                                                       3423           490          502
"8/31/96"                                                       3175           582          380
"8/31/97"                                                       3581          1001          535

     The above report of the Compensation Committee and the Stock Performance Graph will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.

2. APPROVAL OF AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
    COMMON STOCK

INTRODUCTION

     The Company's Restated Certificate of Incorporation currently authorizes the issuance of seventy-five million (75,000,000) shares of Common Stock, par value, and five million (5,000,000) shares of Preferred Stock, $.01 par value. On October 28, 1997, the Board of Directors adopted a resolution proposing that the Restated Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock to one hundred fifty million (150,000,000), subject to stockholder approval of the amendment.

PROPOSED STOCK SPLIT

     Subject to the approval of the proposed amendment to the Restated Certificate of Incorporation, the Board of Directors has declared a two-for-one stock split of the Company's Common Stock, which would be effected as a dividend distribution of one additional share of Common Stock for each share of Common Stock outstanding (the "Stock Split"). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this Proposal No. 2. Without this increase in authorized shares, the Company will not have enough authorized but unissued shares of Common Stock to double the number of its outstanding shares as contemplated by the Stock Split. Readers should note that none of the share-related data in this Proxy Statement is adjusted to take into account the proposed Stock Split.

CURRENT USE OF SHARES

     As of November 7, 1997, the Company had approximately 36.7 million shares of Common Stock outstanding and approximately 6.5 million shares reserved for future issuance under the Company's employee stock plans, of which, currently, approximately 6.1 million are covered by outstanding options and approximately 424,000 are available for grant or purchase. In addition, the Company had approximately 2 million shares of Common Stock reserved for issuance upon the exercise of options granted to Oprah Winfrey and Jeffrey D. Jacobs in connection with various renewals of The Oprah Winfrey Show (the "Harpo Options"). In addition, the Board of Directors has approved the reservation of an additional 1,000,000 shares for future issuance under the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, subject to stockholder approval of Proposal No. 3 at the 1998 Annual Meeting of Stockholders.

     Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 28.8 million shares remaining available for other purposes, without taking into account the shares required to effect the Stock Split.

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted a resolution proposing, approving and declaring the advisability of and amendment to Article IV of the Restated Certificate of Incorporation. The following is the text of the first paragraph of Article IV of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

          The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, consisting of five million (5,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), and one hundred fifty million (150,000,000) shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock").

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT


     The Board of Directors believes that it is in the Company's best interests to increase the number of shares of Common Stock that King World is authorized to issue in order to effectuate the Stock Split. As of December 4, 1997, the Company's shares were trading at approximately $56 per share, with relatively low trading volume. The Company believes that increasing the number of shares outstanding and decreasing the price per share may help facilitate trading in the Common Stock and make the Common Stock a more affordable, attractive investment, particularly for individual investors. As noted above, the Board of Directors has approved a Stock Split subject to the approval of this amendment.


     The Board of Directors also believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for future stock splits and stock dividends as well as other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, and to make acquisitions through the use of stock. Other than with respect to the foregoing Stock Split and as permitted or required under the Company's employee benefit plans and under outstanding options, warrants and other securities convertible into Common Stock, the Board of Directors has no current plans, understandings or agreements to issue additional Common Stock for any purposes.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use, taking into account the Stock Split, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share and/or voting power of current stockholders.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have the effect of impeding unsolicited take-over attempts, although this is not the reason for the proposal. For example, in the event of a hostile attempt to take over control of the Company, it might be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. The Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

EFFECT OF THE STOCK SPLIT

     No change in total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.01 for each share issued to effect the Stock Split and the Company's retained earnings account will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

     In accordance with the terms of the Company's stock option and employee benefit plans as well as the Harpo Options, appropriate adjustments will be made upon the effectiveness of the Stock Split to the number of shares reserved for issuance under such plans and the exercise prices and number of shares covered by outstanding options.

     The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purpose. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares; stockholders subject to such laws are thus urged to consult their tax advisers.

     As noted above, the Stock Split is contingent on stockholder approval of the amendment, but stockholders are not being asked to vote on the Stock Split.

VOTE REQUIRED TO APPROVE THE AMENDMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) will effectively count as votes against the Amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Amendment.

3. APPROVAL OF AMENDMENTS TO THE COMPANY'S 1996 AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan"). The Plan, adopted in fiscal 1989 and amended in fiscal years 1994, 1995 and 1996, provides for the granting of "nonqualified stock options" and "incentive stock options" to acquire Common Stock and/or the granting of rights to purchase Common Stock on a "restricted stock" basis. Subject to stockholder approval of the amendment described below, the Plan has been amended to increase the number of shares of the Company's Common Stock available for the grant of options or for issuance as restricted stock awards under the Plan by 1,000,000 shares. Previously, an aggregate 8,300,000 shares of Common Stock had been at various times authorized for issuance under the Plan (and predecessor plans) and, in fiscal 1989, an aggregate 2,550,000 shares were authorized for issuance (and were issued) to the Company's three most senior executives under the Company's Incentive Equity Plan for Senior Executives. In addition, in fiscal 1997, the Company also adopted a Salesforce Bonus Plan under which 500,000 shares were reserved for issuance to certain members of the Company's salesforce.

     As of November 7, 1997, 89,031 shares of Common Stock remained available for issuance under the Plan and 335,000 shares remained available for issuance under the Salesforce Bonus Plan.

     The Company has in the past used, and intends in the future to use, stock options as an important incentive device to motivate and reward its employees. Management believes that equity incentives represented by stock options enhance the Company's ability to attract and retain needed personnel.

     The amendment to increase the number of shares reserved under the Plan has been unanimously adopted by the Board of Directors, subject to stockholder approval.

     The primary features of the Plan are summarized below.

DESCRIPTION OF THE PLAN

     The Plan provides an opportunity for persons employed by, or performing services for, the Company or any of its subsidiaries, including officers and directors of the Company or any of its subsidiaries, to purchase Common Stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. The approximate number of employees and directors who are eligible to receive grants and awards under the Plan is 490.

     The Plan provides for the granting of "non-qualified stock options" and "incentive stock options" ("Options") to acquire Common Stock and/or the granting of rights ("Awards") to purchase Common Stock on a "restricted stock" basis. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) incentive stock options may only be granted to full-time employees of the Company and its subsidiaries, the option price of incentive stock options may not be less than market value on the date of grant and the term of each incentive stock option may not exceed ten years from the date of grant thereof; (ii) non-qualified stock options may be granted to any person employed by, or performing services for, the Company of its subsidiaries, the option price of non-qualified options may be less than market value on the date of grant and the term of non-qualified stock options may exceed ten years; and (iii) no Options may be granted after May 3, 1999.

     The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee's authority to administer the Plan includes the authority to (i) select the persons to whom Options and Awards may be granted thereunder, (ii) establish the number of shares of Common Stock that may be issued under each Option and Award and establish the option or purchase price therefor, (iii) determine the time and the conditions subject to which Options may be exercised in whole or in part, (iv) determine the form of consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by an optionee to exercise an Option) or pursuant to an Award, (v) determine the circumstances stock acquired upon exercise under which shares of Common Stock acquired upon exercise of an Option or pursuant to an Award may be subject to forfeiture to the Company, (vi) accelerate the time when outstanding Options may be exercised or when shares purchased pursuant to an Award become vested, (vii) interpret the Plan and decide any matters arising thereunder, (viii) fix the term of all Options granted under the Plan (including the date on which such Options will expire and terminate) and (ix) establish any other terms and conditions applicable to any Option or Award not inconsistent with the provisions of the Plan.

     The Board of Directors has the authority to amend the Plan at any time, provided that stockholder approval is required (i) to increase the aggregate number of shares of Common Stock as to which Options or Awards may be granted (except for increases due to certain adjustments), (ii) to decrease the minimum exercise price specified by the Plan in respect of incentive stock options,
(iii) to change the class of employees eligible to receive incentive stock options under the Plan or (iv) if necessary to comply with Section 422 of the Code with respect to incentive stock options or Section 16 of the Securities Exchange Act and the rules promulgated thereunder.

     The Plan also provides for a formula based grant of options to the Non-Employee Directors. The term "Non-Employee Director" means directors who are not employees of the Company or any of its subsidiaries, including directors who are non-employee directors within the meaning of Rule 16b-3. The options so granted must be "non-qualified stock options", have a term of ten years (subject to continued service as a director of the Company or any of its subsidiaries) and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The granting formula provides that, three business days after each annual meeting, each Non-Employee Director elected or re-elected at such meeting automatically receives an option to purchase 5,000 shares of Common Stock, which will vest ratably and on an annual basis over such Director's three-year term. A Non-Employee Director who is initially appointed or elected to serve out the remainder of an unexpired term, or to fill a newly created directorship the initial term of which is less than three years, will receive proportionately reduced grants that will vest ratably and on an annual basis over the unexpired portion of the term. The Plan also provided for a one-time grant of options to purchase 5,000 shares of Common Stock to persons who were Non-Employee Directors at the time the Plan was amended to provide for formula-based grants of options to Non-Employee Directors.


     Options have been granted under the Plan (and its predecessor plans), since inception in 1984, to Messrs. Michael and Roger King to purchase 1,500,000 shares of Common Stock each; to Messrs. Hirsch, Madden and Birkhahn to purchase 401,185, 100,000 and 185,000 shares of Common Stock, respectively; to all current executive officers as a group (including those mentioned elsewhere in this paragraph) to purchase an aggregate 4,191,185 shares of Common Stock; and to Messrs. Konecky, Rupp, Chaseman and Richard King, to purchase 81,667, 36,667, 30,833 and 10,000 shares of Common Stock, respectively. Except for Michael and Roger King, no other person has been granted options to purchase more than 5% of the total number of shares that may be granted or awarded under the Plan. Under the Company's Incentive Equity Plan for Senior Executives, in fiscal year 1989 the Company granted options to Michael King and Roger King to purchase 1,200,000 shares of Common Stock each and options to purchase 150,000 shares to an executive who has since left the Company.


FEDERAL INCOME TAX CONSEQUENCES

     The tax consequences of incentive stock options, non-qualified stock options and restricted stock awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive stock options granted pursuant to the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee does not dispose of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of such shares to the optionee and within two years from grant of the option (the "ISO holding period requirements"), such optionee will recognize no taxable income as a result of the grant or exercise of such option. (However, for alternative minimum tax purposes the optionee will recognize as an item of tax preference the difference between the fair market value of the shares received upon exercise and the exercise price.) Any gain or loss that is subsequently recognized upon a sale or exchange of the shares may be treated by the optionee as long-term capital gain or loss, as the case may be. The Company will not be entitled to a deduction for federal income tax purposes with respect to the issuance of an incentive stock option, the transfer of shares upon exercise of the option or the ultimate disposition of such shares (provided the ISO holding period requirements are satisfied).

     If shares received upon exercise of an incentive stock option are disposed of prior to satisfaction of the ISO holding period requirements, the optionee generally will recognize taxable ordinary income in the year in which such disqualifying disposition occurs, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized by the optionee on such disqualifying disposition over the fair market value of the shares on the date of exercise of the incentive stock option will be treated as capital gain, long-term or short-term, depending on whether, after exercise of the option, the shares were held for more than one year (the applicable long-term capital gain holding period) prior to such disposition.

     Non-qualified stock options may be granted under the Plan. An optionee generally will not recognize any taxable income upon grant of a non-qualified stock option. The optionee will recognize taxable ordinary income, at the time of exercise of such option, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the optionee upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether, after the exercise of the option, the shares were held for more than one year prior to such sale or exchange.

     Restricted stock purchase awards may also be granted pursuant to the Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize taxable ordinary income (and the holding period for such shares would commence) at the time that such shares become vested, in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize taxable ordinary income (and the holding period for such shares would commence) at the time of purchase, in an amount equal to the excess of the fair market value of the shares at that time (determined without regard to any transfer restrictions imposed on the shares, vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient in the same year that the recipient recognized such income, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the recipient upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether the shares were held for more than one year prior to such sale or exchange.

     As a result of recent changes in the federal income tax law, long-term capital gain recognized on a sale or exchange of shares received pursuant to a stock option or restricted stock purchase award will be subject to a maximum capital gain tax rate of 28% where the shares are held at least one year prior to such sale or exchange, and will be subject to a maximum capital gain tax rate of 20% where the shares are held at least 18 months prior to such sale or exchange.

     Section 162(m) of the Code generally limits the Company's federal income tax deduction for compensation paid in any year to each of its chief executive officer and its four highest paid executive officers, other than its chief executive officer, to $1 million per year, to the extent that such compensation is not "performance based". Under Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if (i) it has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) it is granted under a plan that limits the number of shares for which options may be granted to any participant during a specified period, which plan is approved by a majority of the stockholders entitled to vote thereon, and (iii) it is granted by a compensation committee consisting solely of at least two independent directors. If a stock option grant to an executive referred to above is not "performance based," the amount that would otherwise be deductible by the Company in respect of the grant of such option will be disallowed to the extent that the executive's aggregate non-performance based compensation in the relevant year exceeds $1 million.

VOTE REQUIRED FOR APPROVAL

     The foregoing amendment to the Plan will be submitted to stockholders for their approval at the 1998 Annual Meeting of Stockholders. Approval of the amendment requires the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE AMENDMENT TO THE 1996 AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN.

4.  APPROVAL OF PERFORMANCE BASED COMPENSATION ARRANGEMENTS WITH JULES HAIMOVITZ


     Mr. Jules Haimovitz was appointed President and Chief Operating Officer of the Company in June 1997. As noted above, under the terms of Section 162(m) of the Code and the Treasury Department regulations promulgated thereunder, the performance based portions of the employment agreements with the Company's Chief Executive Officer and the four other highest paid executive officers must be approved by the Company's stockholders in order to qualify for the "performance based" compensation exception to the $1 million cap on the Company's executive compensation deduction for federal income tax purposes. Although Mr. Haimovitz was not among the highest paid executive officers of the Company in fiscal 1997, it is expected that he will be in subsequent fiscal years and therefore the performance based bonus contained in his employment agreement is being submitted for approval by a majority of holders of Common Stock present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders.


     With respect to bonus compensation, the employment agreement of Mr. Haimovitz provides for a cash bonus (the "Net Income Bonus") for each full fiscal year of the Company entirely within the Employment Period beginning with the fiscal year commencing on September 1, 1997 and ending within (or upon the termination of) the Employment Period, equal to 1.0% of the Consolidated Net Income of the Company in excess of $150 million for such fiscal year. For this purpose, "Consolidated Net Income" means the net income, after taxes but before all extraordinary items, of the Company and its consolidated subsidiaries, as reported in its audited financial statements for such fiscal year filed with the Securities and Exchange Commission. Payment of any such bonus will be made within thirty (30) days of delivery to the Company of the determination thereof by the Company's independent public accountants.

     If the Employment Period terminates on a date other than the last day of a fiscal year, Mr. Haimovitz will be entitled to a performance bonus if the Consolidated Net Income for the period commencing on the September 1st of such fiscal year and ending on the last day of the Company's most recent full fiscal quarter, if any, within such fiscal year that falls upon or precedes the date on which the Employment Period terminated exceeds the product of (A) $150 million and (B) a fraction, the numerator of which is the number of full fiscal quarters in the last period and the denominator of which is four (4). In such event, the performance based bonus will be equal to 1% of such excess, and will be paid within thirty (30) days of the filing by the Company of its Form 10-Q for such most recent fiscal quarter. For this purpose, "Consolidated Net Income" will mean the net income, after taxes but before all extraordinary items, of the Company and its consolidated subsidiaries, as reported in the Company's unaudited financial statements for such most recent fiscal quarter filed with the Securities and Exchange Commission.

     The Compensation Committee is responsible for the administration of the performance based compensation arrangements contained in the employment agreement and will make all determinations and appropriate certifications with respect thereto.

     No bonus was paid to Mr. Haimovitz under the foregoing provision of his employment agreement for the fiscal year ended August 31, 1997. If the same performance based bonus arrangement had been in effect and Mr. Haimovitz had been employed by the Company from the beginning of the 1997 fiscal year, no bonus would have been paid thereunder for such fiscal year.

     If the performance based bonus of Mr. Haimovitz discussed above were not "performance based", the amount that would otherwise be deductible by the Company in respect of such bonus will be disallowed because Mr. Haimovitz's base salary is at the $1 million level.


     Mr. Haimovitz's employment agreement provides for an "Employment Period" that terminates on August 31, 2000, unless earlier terminated pursuant to the provisions of the agreement. The Employment Period is extendable for an additional two-year period at the election of the Company. Under the agreement, Mr. Haimovitz is entitled to base salary compensation at the annual rate of (i) $1 million for the period from June 23, 1997 and through August 31, 1998; (ii) $1.05 million for the period from September 1, 1998 through August 31, 1999;
(iii) $1.1 for the period from September 1, 1999 through August 31, 2000; and
(iv) if the Company extends the Employment Period for an additional two years, $1.15 million for the period from September 1, 2000 through August 31, 2001 and
(B) $1.2 million for the period from September 1, 2001 through August 31, 2002. The Company also granted Mr. Haimovitz a non-qualified stock option under the 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan to purchase 250,000 shares of Common Stock, at an exercise price per share equal to $37.00, which was the closing price of the Common Stock on the New York Stock Exchange on the date of his employment agreement. Said stock option becomes exercisable over a five-year period, with respect to 40% of the shares subject thereto on June 14, 1999, 20% of such shares on June 14, 2000, 20% of such shares on June 14, 2001 and 20% of such shares on June 14, 2002, in each case subject to Mr. Haimovitz' continued employment. In the event of a "Change of Control" (as such term is defined in the employment agreements of Michael King and Roger King), the vesting of the option will be accelerated on the same basis as the most favorable stock option acceleration terms granted to any other officer of the Company.



     The Employment Period under Mr. Haimovitz's employment agreement is subject to early termination at the option of the Company or Mr. Haimovitz in certain events. If the Company elects to terminate the Employment Period on or before February 28, 1999, it is required to pay Mr. Haimovitz $1.5 million in settlement of all of its obligations to him under the agreement.


VOTE REQUIRED FOR APPROVAL

     Approval of the performance based bonus for Mr. Haimovitz requires the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PERFORMANCE BASED BONUS FOR MR. HAIMOVITZ.

5.  STOCKHOLDER PROPOSAL FOR DECLASSIFICATION OF BOARD

     The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, the beneficial owner of 9,300 shares of Common Stock of the Company, has submitted the following proposal:

        RESOLVED, the stockholders of King World Productions, Inc. request that the Board of Directors take the necessary steps in accordance with Delaware law to declassify the Board of Directors so that all directors are elected annually, with such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

PROPONENT'S STATEMENT IN SUPPORT

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders.

     The King World Board of Directors is divided into three classes serving staggered, three-year terms. We believe that the Company's classified Board of Directors maintains the incumbency of the current Board, and therefore of current management, which in turn limits the Board's accountability to stockholders.

     The elimination of King World's classified Board would require each director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. We believe this is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

                    WE URGE YOU TO VOTE FOR THIS RESOLUTION!

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     Since 1984, the Company's Certificate of Incorporation and By-laws have included provisions that divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board believes that a classified Board of Directors continues to provide important benefits to the Company and its stockholders.

     The Board believes that the Company's current election system enhances its ability to plan for a reasonable period into the future and to maintain the continuity of corporate strategies and policies. At the same time, the annual election of approximately one-third of the Board of Directors gives stockholders the opportunity to review corporate decision making, while avoiding the sudden and disruptive changes in corporate policies that could arise if an entirely new group of directors were elected in a single year.

     The Board also believes that the staggered system of electing directors affords the Company valuable protection against an unsolicited or unfriendly proposal to take over the Company. A classified Board is intended to encourage a person seeking to obtain control of the Company to negotiate with the Board. Because at least two stockholders' meetings will generally be required to effect a change in control of the Board, the classified system gives the incumbent directors the time and leverage necessary to review any takeover proposal, to negotiate a more favorable result, to consider alternative strategies and to assure that stockholder value is maximized.

     For the reasons set forth above, the Board of Directors opposes the foregoing stockholder proposal.

     If approved by the stockholders, the proposal would not in itself declassify the Board. The proposal seeks to have the Board of Directors take the necessary steps to provide for the annual election of directors. To declassify the Board, it would be necessary to amend the relevant provisions of the King World Certificate of Incorporation and By-laws. The amendment to the Certificate of Incorporation would require adoption by the Board of Directors and the approval of 66 2/3% of the outstanding shares of King World Common Stock, and the amendment of the relevant portions of the By-laws would require the approval of 66 2/3% of the outstanding shares of King World Common Stock.

VOTING ON THE PROPOSAL

     If the stockholder proposal is properly presented at the meeting, it will be submitted to the stockholders for a vote. In such event, the affirmative vote of the holders of a majority of the Company's Common Stock represented in person or by proxy at the Annual Meeting is required for adoption of the resolution.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL.

6.  APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending August 31, 1998, subject to the approval of such appointment by stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's 1982 fiscal year.

     The ratification of the appointment of the firm of Arthur Andersen LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     If the foregoing appointment of Arthur Andersen LLP is not ratified by stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1998 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

     Approval of the appointment of Arthur Andersen LLP requires the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP.

                                     * * *

                                    GENERAL

FINANCIAL STATEMENTS

     The Company's financial statements for the year ended August 31, 1997 are included in the Company's 1997 Annual Report to Stockholders and its Annual Report on Form 10-K for the fiscal year ended August 31, 1997 and are hereby incorporated by reference. The Company's Annual Report to Stockholders for the fiscal year ended August 31, 1997 is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report on Form 10-K is available upon request, as described below.

OTHER MATTERS

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS


     In accordance with the Company's By-laws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Secretary of the Company not more than 120 days nor less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Any such notice must contain certain information specified in the By-laws.



     Pursuant to applicable rules under the Securities and Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders. In order to be included, any such proposal must be received at the Company's offices at 1700 Broadway, New York, New York 10019, Attention: Secretary, not later than August 10, 1998.



                           ANNUAL REPORT ON FORM 10-K



     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1997, FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO KING WORLD PRODUCTIONS, INC., C/O KING WORLD CORPORATION, 830 MORRIS TURNPIKE, SHORT HILLS, NEW JERSEY 07078, ATTENTION: SYLVESTER RUSSO, CONTROLLER.



                                          By Order of the Board of Directors



                                          DIANA KING


                                          Corporate Secretary

                           KING WORLD PRODUCTIONS INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            Annual Meeting of Stockholders, Monday, January 19, 1998


                  The undersigned stockholder of KING WORLD PRODUCTIONS, INC., a Delaware corporation, hereby appoints Roger King, Michael King and Diana King, or any of them, voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of King World Productions, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130, on January 19, 1998 at 11:30 a.m. (local time) or any adjournment thereof, in accordance with the instructions on the reverse side.



                  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1., "FOR" PROPOSAL NOS. 2, 3, 4 AND 6 AND "AGAINST" PROPOSAL NO. 5. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.


                  PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NOS. 2, 3, 4 AND 6 AND "AGAINST" PROPOSAL NO. 5.


1.       Election of the following Nominees as Directors:


         Fredric D. Rosen and Raymond G. Chambers             To withhold
                                                              authority to vote
                                                              for any individual
                                                              Nominee, write the
                                                              Nominee's name on
                                                              the space provided
                                                              below:


                  WITHHOLD
FOR ALL      AUTHORITY to vote
NOMINEES    for all nominees                      ___________________________


/   /                /   /                   /   /

2. The proposal to approve the amendment of the Company's Restated Certificate of Incorporation

FOR                 AGAINST                   ABSTAIN


/   /                /   /                   /   /

3.       The proposal to approve amendments to the Company's 1996
         Amended and Restated Stock Option and Restricted Stock Purchase Plan


FOR                 AGAINST                   ABSTAIN


/   /                /   /                   /   /


4. The proposal to approve the Performance Based Compensation arrangements with Jules Haimovitz

FOR                 AGAINST                   ABSTAIN


/   /                /   /                   /   /


5.       Stockholder proposal for declassification of the Board of Directors

FOR                 AGAINST                   ABSTAIN


/   /                /   /                   /   /

6. The appointment of Arthur Andersen LLP as auditors for the fiscal year ending August 31, 1998

FOR                 AGAINST                  ABSTAIN

/   /                /   /                   /   /


         THE PROXIES ARE AUTHORIZED TO VOTE AS THEY MAY DETERMINE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                                         Date:_______________, 199_


                                         _______________________________________
                                                           Signature


                                         _______________________________________
                                          Signature (if held jointly)


                                         Please sign exactly as name appears
                                         above.

                                         WHEN SHARES ARE HELD IN NAME OF JOINT
                                         HOLDERS, EACH SHOULD SIGN. WHEN SIGNING
                                         AS ATTORNEY, EXECUTOR, TRUSTEE,
                                         GUARDIAN, ETC., PLEASE SO INDICATE. IF
                                         A CORPORATION, PLEASE SIGN IN FULL
                                         CORPORATE NAME BY AN AUTHORIZED
                                         OFFICER. IF A PARTNERSHIP, PLEASE SIGN
                                         IN PARTNERSHIP NAME BY AN AUTHORIZED
                                         PERSON.